TO

              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            INTEGRAMED AMERICA, INC.



         IntegraMed America, Inc., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST:   The name of the Corporation is IntegraMed America, Inc.

         SECOND: The Amended and Restated Certificate of Incorporation is hereby amended to delete paragraph A of Article IV in its entirety and replace it with a new paragraph A, to read as follows:


                                   "Article IV
                                  Capital Stock

                  A. The authorized capital stock of the Corporation shall consist of twenty million (20,000,000) shares consisting of fifteen million (15,000,000) shares of Common Stock, each having a par value of $.01 (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, each having a par value of $1.00 (the "Preferred Stock")."


         THIRD: This Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be subscribed by its President and Chief Executive Officer, this 19th day of May, 2004.


IntegraMed America, Inc.


By:  /s/Gerardo Canet
     --------------------------------------
     Gerardo Canet
     President and Chief Executive Officer